EXHIBIT 11

                                  DYNCORP AND SUBSIDIARIES
                          COMPUTATIONS OF EARNINGS PER COMMON SHARE
                      (Dollars in thousands, except per share amounts)


                                                        March 27,      March 28,
     PRIMARY AND FULLY DILUTED                             1997           1996
Earnings:
  Earnings from continuing operations                    $  2,311     $   2,241
  Preferred stock Class C dividends not
    declared or recorded                                        -          (534)
  Common stockholders' share of earnings                 $  2,311     $   1,707

Shares:
  Weighted average common shares outstanding            8,628,228     8,154,327
  Common stock issuable upon exercise of warrants       2,321,176     4,074,291
  Common stock issuable upon exercise of stock options    128,749         2,387
                                                       11,078,153    12,231,005
Common stockholders' share of earnings per
  common share                                           $   0.21     $    0.14